UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2018 (March 20, 2018)

Helix Energy Solutions Group, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-32936	95-3409686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3505 West Sam Houston Parkway North, Suite 400 Houston, Texas		77043
(Address of principal executive offices)		(Zip Code)

281-618-0400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 20, 2018, Helix Energy Solutions Group, Inc. (the “Company”) completed its previously announced underwritten public offering of $125 million aggregate principal amount of its 4.125% Convertible Senior Notes due 2023 (the “Notes”). The Company issued the Notes pursuant to a base indenture, dated as of November 1, 2016 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the second supplemental indenture, dated as of March 20, 2018 between the Company and the Trustee (the “Second Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

The Notes bear interest at a rate of 4.125% per annum, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2018. The Notes will mature on September 15, 2023, unless earlier converted or redeemed or repurchased by us. During certain periods and subject to certain conditions (as described in the Indenture) the Notes will be convertible by the holders into shares of the Company’s common stock at an initial conversion rate of 105.6133 shares of common stock per $1,000 principal amount of Notes (which represents an initial conversion price of approximately $9.47 per share of common stock), subject to adjustment in certain circumstances as set forth in the Indenture. The initial conversion price represents a conversion premium of approximately 45.0% over the closing price of the Company’s common stock on March 13, 2018 of $6.53 per share. Upon conversion, holders will receive, at the Company’s discretion, cash, shares of the Company’s common stock or a combination thereof. Holders that surrender Notes for conversion in connection with a “make-whole fundamental change,” as defined in the Indenture, may in certain circumstances be entitled to an increased conversion rate.

Prior to March 15, 2021, the Notes will not be redeemable. On or after March 15, 2021, the Company may, at its option, redeem all or any portion of the Notes, subject to certain conditions, at a redemption price payable in cash equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, and a “make-whole premium” with a value equal to the present value of the remaining scheduled payments of interest on the Notes to be redeemed up to and including September 15, 2023, as further described in the Indenture. Holders of the Notes may require us to repurchase the Notes following a “fundamental change,” as defined in the Indenture.

The Indenture contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the entire principal amount of all the Notes, and the interest accrued on such Notes, if any, to be immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization relating to the Company or a principal subsidiary, the principal amount of the Notes together with any accrued and unpaid interest thereon will automatically be and become immediately due and payable.

The Notes will be the Company’s general senior unsecured obligations and will rank equally in right of payment with all of its existing and future senior unsecured indebtedness. The Notes will be effectively subordinated to all of the Company’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness or other obligations and structurally subordinated to all existing and future liabilities of the Company’s subsidiaries, including trade payables.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the full text of the Base Indenture, the Second Supplemental Indenture and the form of Note, copies of which are filed as Exhibits 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above with respect to the Indenture and the Notes is hereby incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

4.1	Indenture, dated as of November 1, 2016, by and between Helix Energy Solutions Group, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on November 1, 2016, and incorporated herein by reference).

4.2	Second Supplemental Indenture, dated as of March 20, 2018, by and between Helix Energy Solutions Group, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee.

4.3	Form of 4.125% Convertible Senior Note (included in Exhibit 4.2).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HELIX ENERGY SOLUTIONS GROUP, INC.

By:	/s/ Erik Staffeldt
Erik Staffeldt
Senior Vice President and Chief Financial Officer

Date: March 21, 2018